EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF $1.70 PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 68¢ PER SHARE

SOUTHPORT, CONNECTICUT, May 4, 2022--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2022 the Company reported net sales of $166.6 million and diluted earnings of $1.70 per share, compared with net sales of $184.4 million and diluted earnings of $2.16 per share in the first quarter of 2021.

The Company also announced today that its Board of Directors declared a dividend of 68¢ per share for the first quarter for stockholders of record as of May 16, 2022, payable on May 31, 2022. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the first quarter of 2022, “During the quarter, consumer demand for firearms subsided from the unprecedented levels of the surge that began early in 2020, resulting in the 10% reduction in our sales. Consequently, we shifted our production mix to allow for a healthy replenishment of Ruger firearms in our warehouses and in the distribution channel, as inventories of many of our product families were depleted in 2020. We prioritize production of our product families in strong demand, often right down to the individual model, in an effort to optimize the inventory mix at each level of the distribution chain. Our operations and logistics folks have done a great job navigating the challenges brought about by tight labor markets, transportation issues, and supply chain delays, which allowed for greater flexibility in our production mix and mitigated the impact of these challenges.”

Mr. Killoy reaffirmed the Company’s commitment to new product innovation, “Our new product development teams continue to design and create the firearms of the future, many of which are recognized by the industry. Most recently, the Ruger Custom Shop 10/22 Left-Handed Competition Rifle was awarded the prestigious Golden Bullseye Award as the American Rifleman Rifle of the Year. We are excited to see the ongoing progress of our Marlin product line. We continue to increase production volumes and look forward to re-introducing additional Ruger-made Marlin lever-action rifles throughout this year. We are just scratching the surface of the value that Marlin products and the Marlin brand will bring to Ruger. We know that Ruger and Marlin fans alike are eagerly awaiting additional offerings and we look forward to more new product launches in 2022.”

Mr. Killoy made the following observations related to the Company’s first quarter 2022 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 21% in the first quarter of 2022 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) decreased 23%. These decreases are attributable to decreased consumer demand for firearms from the unprecedented levels of the surge that began in 2020 and remained for most of 2021.

•	Sales of new products, including the PC Charger, the MAX-9 pistol, the LCP MAX pistol, and the Marlin 1895 lever-action rifle, represented $21.4 million or 13% of firearm sales in the first quarter of 2022. New product sales include only major new products that were introduced in the past two years. Several popular firearms that were considered new products in 2021, including the Wrangler revolver, the Ruger-5.7 pistol, and the LCP II in .22 LR pistol, have now been in production for over two years and are no longer included in new product sales for the first quarter of 2022.

•	Our profitability declined in the first quarter of 2022 from the first quarter of 2021 as our gross margin decreased from 39.4% to 34.9% and our operating profit margin decreased from 28.2% to 23.2%. In addition to unfavorable deleveraging of fixed costs resulting from decreased production and sales, inflationary cost increases in materials, commodities, services, energy, fuel and transportation, partially offset by increased pricing, resulted in the lower margins.

•	During the first quarter of 2022, the Company’s finished goods inventory and distributor inventories of the Company’s products increased 29,800 units and 80,400 units, respectively.

•	Cash provided by operations during the first quarter of 2022 was $18.8 million. At April 2, 2022, our cash and short-term investments totaled $211.6 million. Our current ratio is 5.1 to 1 and we have no debt.

•	In the first quarter of 2022, capital expenditures totaled $10.9 million. We expect our 2022 capital expenditures to total approximately $25 million, most of which relate to new product introductions.

•	In the first quarter of 2022, the Company returned $15.2 million to its shareholders through the payment of dividends.

•	At April 2, 2022, stockholders’ equity was $378.0 million, which equates to a book value of $21.43 per share, of which $12.00 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the first quarter of 2022. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, May 5, 2022, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the first quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 1188423.

The Company will host a virtual Annual Meeting of Shareholders at 9 a.m. ET on Wednesday, June 1, 2022. The virtual meeting is open to shareholders as well as anyone interested in the Company. The login information is available at www.virtualshareholdermeeting.com/RGR2022.

The Quarterly Report on Form 10-Q for the first quarter of 2022 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the first quarter of 2022 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	April 2, 2022	December 31, 2021

Assets

Current Assets
Cash	$41,586	$21,044
Short-term investments	169,990	199,971
Trade receivables, net	69,347	57,036

Gross inventories	103,501	100,023
Less LIFO reserve	(52,674)	(51,826)
Less excess and obsolescence reserve	(3,913)	(4,347)
Net inventories	46,914	43,850

Prepaid expenses and other current assets	8,416	6,832
Total Current Assets	336,253	328,733

Property, plant and equipment	431,439	421,282
Less allowances for depreciation	(353,310)	(347,651)
Net property, plant and equipment	78,129	73,631

Deferred income taxes	93	536
Other assets	32,003	39,443
Total Assets	$446,478	$442,343

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	April 2, 2022	December 31, 2021

Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable and accrued expenses	$33,874	$36,400
Contract liabilities with customers	—	—
Product liability	503	795
Employee compensation and benefits	19,607	33,154
Workers’ compensation	6,956	6,760
Income taxes payable	5,237	—
Total Current Liabilities	66,177	77,109

Product liability accrual	100	97
Lease liability	2,248	1,476

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2022 – 24,343,323 issued, 17,633,425 outstanding 2021 – 24,306,486 issued, 17,596,588 outstanding	24,343	24,306
Additional paid-in capital	46,328	46,847
Retained earnings	452,872	438,098
Less: Treasury stock – at cost 2022 – 6,709,898 shares 2021 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	377,953	363,661
Total Liabilities and Stockholders’ Equity	$446,478	$442,343

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	April 2, 2022	April 3, 2021

Net firearms sales	$165,933	$183,603
Net castings sales	642	774
Total net sales	166,575	184,377

Cost of products sold	108,467	111,811

Gross profit	58,108	72,566

Operating expenses:
Selling	8,435	8,088
General and administrative	10,946	12,522
Total operating expenses	19,381	20,610

Operating income	38,727	51,956

Other income:
Interest income	31	8
Interest expense	(91)	(25)
Other income, net	852	451
Total other income, net	792	434

Income before income taxes	39,519	52,390

Income taxes	9,287	14,198

Net income and comprehensive income	$30,232	$38,192

Basic earnings per share	$1.72	$2.18

Diluted earnings per share	$1.70	$2.16
Weighted average number of common shares outstanding - Basic	17,610,202	17,559,624
Weighted average number of common shares outstanding - Diluted	17,806,457	17,718,481

Cash dividends per share	$0.86	$0.71

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	April 2, 2022	April 3, 2021

Operating Activities
Net income	$30,232	$38,192
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,755	7,501
Stock-based compensation	1,672	3,381
Gain on sale of assets	(5)	(11)
Deferred income taxes	443	2,406
Changes in operating assets and liabilities:
Trade receivables	(12,311)	(15,289)
Inventories	(3,064)	323
Trade accounts payable and accrued expenses	(2,232)	(1,836)
Contract liability with customers	—	(84)
Employee compensation and benefits	(13,840)	(16,495)
Product liability	(289)	(108)
Prepaid expenses, other assets and other liabilities	6,163	530
Income taxes payable	5,237	9,260
Cash provided by operating activities	18,761	27,770

Investing Activities
Property, plant and equipment additions	(10,881)	(5,516)
Proceeds from sale of assets	—	11
Purchases of short-term investments	(29,992)	(146,992)
Proceeds from maturities of short-term investments	59,973	146,002
Cash provided by (used for) investing activities	19,100	(6,495)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(2,154)	(4,801)
Dividends paid	(15,165)	(12,484)
Cash used for financing activities	(17,319)	(17,285)

Increase in cash and cash equivalents	20,542	3,990

Cash and cash equivalents at beginning of period	21,044	20,147

Cash and cash equivalents at end of period	$41,586	$24,137

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	April 2, 2022	April 3, 2021

Net income	$30,232	$38,192

Income tax expense	9,287	14,198
Depreciation and amortization expense	6,755	7,501
Interest income	(31)	(8)
Interest expense	91	25
EBITDA	$46,334	$59,908
EBITDA margin	27.8%	32.5%